                                                Exhibit 99.1

KFORCE REPORTS FOURTH QUARTER 2025 REVENUE OF $332.0 MILLION
OVERALL REVENUES GREW 3% SEQUENTIALLY IN THE FOURTH QUARTER 2025 ON A BILLING DAY BASIS
BOARD OF DIRECTORS APPROVES INCREASE IN QUARTERLY DIVIDEND FOR SEVENTH CONSECUTIVE YEAR

TAMPA, FL, February 2, 2026 — Kforce Inc. (NYSE: KFRC), a solutions firm that specializes in technology and other professional staffing services, today announced results for the fourth quarter and full year of 2025. References to “as adjusted” figures within this press release relate to results for the fourth quarter and year ended December 31, 2025, as adjusted for certain expenses. These references pertain to non-GAAP measures that are more fully described in the Adjusted Financial Performance Measures section of this press release.
Joseph J. Liberatore, President and Chief Executive Officer, commented, “We are pleased to have delivered fourth quarter revenues that exceeded our expectations, which we believe are reflective of the continued build of momentum that we began to experience in the third quarter. The sequential Flex revenue growth we delivered in our Technology business represents the highest sequential billing day growth since the second quarter of 2022. This momentum appears to be carrying over into the first quarter as January 2026 results represent our best start since 2022. These trends are resulting in first quarter guidance that contemplates a slight decline on the low end and slight growth on the high end, both on a year-over-year basis.”
Mr. Liberatore continued, “We made tremendous progress in 2025 with our strategic initiatives, including the advancement of the implementation of Workday as our future state enterprise cloud application for human capital management and financials, the evolution of our offshore delivery capability in India, and the further integration of all of the Firm’s capabilities across the full spectrum of our service offerings as One Kforce.  We believe each of these initiatives is transformational in nature and will be a meaningful contributor to us meeting our longer-term financial objectives.”
Fourth Quarter 2025 Financial Highlights
•Revenue for the quarter ended December 31, 2025 was $332.0 million, a decrease of 0.2% sequentially (increased 3.0% on a billing day basis) and a decrease of 3.4% year over year.
•Technology Flex revenue decreased 0.2% sequentially (increased 3.0% on a billing day basis) and decreased 3.3% year over year. FA Flex revenue increased 2.4% sequentially (5.7% on a billing day basis) and decreased 2.4% year over year.
•Gross profit margin of 27.2% decreased 50 basis points sequentially but increased 20 basis points year over year. Flex gross profit margin of 25.8% decreased 50 basis points sequentially but increased 30 basis points year over year.
•SG&A expenses as a percentage of revenue for the quarter ended December 31, 2025 was 24.2%, which increased 140 basis points sequentially and 220 basis points year over year. Adjusted SG&A expenses as a percentage of revenue for the quarter ended December 31, 2025 was 23.2%, which increased 40 basis points sequentially and 120 basis points year over year.
•Operating margin was 2.6% for the quarter ended December 31, 2025, which decreased 190 basis points sequentially and year over year. Adjusted operating margin was 3.6% for the quarter ended December 31, 2025, which decreased 90 basis points sequentially and year over year.
•Diluted earnings per share for the quarter ended December 31, 2025 was $0.30 per share. Adjusted diluted earnings per share for the quarter ended December 31, 2025 was $0.43 per share, a decrease of 31.7% sequentially and 28.3% year over year.
Full Year 2025 Financial Highlights
•Revenue for the year ended December 31, 2025 was $1.33 billion, a decrease of 5.4% (5.1% on a billing day basis) year over year.
•Technology Flex revenue decreased 4.7% (4.4% on a billing day basis) year over year. FA Flex revenue decreased 12.8% (12.5% on a billing day basis) year over year.

•Gross profit margin of 27.2% decreased 20 basis points year over year. Flex gross profit margin of 25.8% decreased 10 basis points year over year.
•SG&A expenses as a percentage of revenue for the year ended December 31, 2025 was 23.0%, which increased 100 basis points year over year. Adjusted SG&A expenses as a percentage of revenue for the year ended December 31, 2025 was 22.7%, which increased 70 basis points year over year.
•Operating margin was 3.8% for the year ended December 31, 2025, which decreased 120 basis points year over year. Adjusted operating margin was 4.0% for the year ended December 31, 2025, which decreased 100 basis points year over year.
•Diluted earnings per share for the year ended December 31, 2025 were $1.96 per share, a decrease of 26.9% year over year. Adjusted diluted earnings per share for the year ended December 31, 2025 were $2.09 per share, a decrease of 22.0% year over year.
•We returned $76.0 million in capital to our shareholders in the form of open market repurchases totaling $48.5 million and quarterly dividends totaling $27.5 million during the year ended December 31, 2025, which represented over 100% of operating cash flows.
Our Board of Directors approved an increase in our quarterly dividend, representing the seventh consecutive annual increase, to $1.60 per share, with the first quarter cash dividend of $0.40 per share payable on March 20, 2026, to shareholders of record as of the close of business on March 6, 2026.
First Quarter 2026 - Guidance
Looking forward to the first quarter of 2026, there will be 63 billing days, compared to 62 billing days in the fourth quarter of 2025 and 63 billing days in the first quarter of 2025. Current estimates for the first quarter of 2026 are:
•Revenue of $324 million to $332 million
•Earnings per share of $0.37 to $0.45
•Gross profit margins of 26.9% to 27.1%
•Flex gross profit margins of 25.5% to 25.7%
•SG&A expenses as a percent of revenue of 23.3% to 23.5%
•Operating margins of 3.0% to 3.4%
•WASO of 17.3 million
•Effective tax rate of 29.0%
Conference Call and Annual Meeting
On Monday, February 2, 2026, Kforce will host a conference call at 5:00 p.m. E.T. to discuss these results. The dial-in number is (800) 715-9871 and the conference passcode is "Kforce." The prepared remarks for this call and webcast are available on the Investor Relations page of the Kforce Inc. website in the News and Events section. The replay of the call can be accessed at http://investor.kforce.com.
Our 2026 Annual Meeting of Kforce Inc. Shareholders will be held on Wednesday, April 22, 2026 at 1150 Assembly Drive, Suite 500, Tampa, Florida 33607, commencing at 8:00 a.m. E.T.
About Kforce Inc.
Kforce Inc. (the “Firm”) is a solutions firm specializing in technology, finance and accounting, and other professional staffing services. Our KNOWLEDGEforce® empowers industry-leading companies to achieve their digital transformation goals. We curate teams of technical experts who deliver solutions custom-tailored to each client’s needs. These scalable, flexible outcomes are shaped by deep market knowledge, thought leadership and our multi-industry expertise.
Our integrated approach is rooted in 60 years of proven success deploying highly skilled professionals on a temporary and direct-hire basis. Each year, approximately 17,000 talented experts work with Fortune 500 and other leading companies. Together, we deliver Great Results Through Strategic Partnership and Knowledge Sharing®.
Michael R. Blackman, Chief Corporate Development Officer
(813) 552-2927

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
All statements in this press release, other than those of a historical nature, are forward-looking statements including, but not limited to, statements regarding our business momentum into 2026, the transformational nature of our strategic initiatives and their contribution to our longer-term financial objectives, and the Firm's guidance for the first quarter of 2026. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: general business conditions; global trade policy, federal administration actions, including with respect to immigration, and the impacts of the recent government shutdown as well as their potential impacts on our operations and the broader economy; growth rates in temporary staffing and the general economy; competitive factors; risks due to shifts in the market demand, including those resulting from the growth of artificial intelligence (AI); changes in demand, or our ability to adapt to such changes; a constraint in the supply of consultants and candidates, or the Firm’s ability to attract and retain such individuals; the success of the Firm in attracting and retaining its management team and key operating employees; changes in business or service mix; the ability of the Firm to repurchase shares and issue and pay dividends; the occurrence of unanticipated expenses, income, gains or losses; the effect of adverse weather conditions; changes in our effective tax rate; our ability to comply with or respond to government regulations, laws, orders, guidelines and policies that impact our business; risk of contract performance, delays, termination or the failure to obtain new assignments, contracts, or funding under contracts; ability to comply with our obligations in a remote work environment, including consultants engaging in unauthorized or fraudulent activity; continued performance, security of, and improvements to, our enterprise information systems; and impacts of actual or potential litigation, or other legal or regulatory matters or liabilities, including the risk factors and matters listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Firm’s Form 10-K for the fiscal year ended December 31, 2024, as well as assumptions regarding the foregoing. The terms “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “appear,” “suggest” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Future events and actual results may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and the Firm undertakes no obligation to update any forward-looking statements.

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Revenue	$332,018	$332,645	$343,782
Direct costs	241,810	240,388	251,127
Gross profit	90,208	92,257	92,655
Selling, general and administrative expenses	80,329	75,884	75,586
Depreciation and amortization	1,323	1,371	1,491
Income from operations	8,556	15,002	15,578
Other expense, net	780	758	508
Income before income taxes	7,776	14,244	15,070
Income tax expense	2,613	3,176	4,009
Net income	$5,163	$11,068	$11,061

Earnings per share – diluted	$0.30	$0.63	$0.60

Weighted average shares outstanding – diluted	17,409	17,645	18,573
Adjusted EBITDA	$16,748	$19,407	$20,565

Billing days	62	64	62

Kforce Inc.
Summary of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year Ended December 31,
	2025	2024
Revenue	$1,329,007	$1,405,308
Direct costs	967,634	1,019,863
Gross profit	361,373	385,445
Selling, general and administrative expenses	305,748	309,802
Depreciation and amortization	5,548	5,922
Income from operations	50,077	69,721
Other expense, net	3,132	2,097
Income before income taxes	46,945	67,624
Income tax expense	12,120	17,210
Net income	$34,825	$50,414

Earnings per share – diluted	$1.96	$2.68

Weighted average shares outstanding – diluted	17,776	18,811
Adjusted EBITDA	$72,790	$89,687

Billing days	253	254

Kforce Inc.
Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$2,142	$349
Trade receivables, net of allowances	190,461	215,690
Prepaid expenses and other current assets	9,669	9,367
Total current assets	202,272	225,406
Fixed assets, net	6,023	7,723
Other assets, net	129,267	94,656
Deferred tax assets, net	3,036	5,009
Goodwill	25,040	25,040
Total assets	$365,638	$357,834
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$67,609	$61,753
Accrued payroll costs	42,328	38,823
Current portion of operating lease liabilities	3,342	3,038
Income taxes payable	451	8,843
Total current liabilities	113,730	112,457
Long-term debt – credit facility	66,400	32,700
Other long-term liabilities	60,905	58,059
Total liabilities	241,035	203,216
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	742	738
Additional paid-in capital	558,297	543,109
Retained earnings	552,180	546,202
Treasury stock, at cost	(986,616)	(935,431)
Total stockholders’ equity	124,603	154,618
Total liabilities and stockholders’ equity	$365,638	$357,834

Kforce Inc.
Key Statistics
(Unaudited)

	Q4 2025	Q3 2025	Q4 2024
Total Firm
Total Revenue (000's)	$332,018	$332,645	$343,782
GP %	27.2%	27.7%	27.0%
Flex revenue (000’s)	$326,093	$326,263	$337,104
Hours (000’s)	3,810	3,795	3,941
Flex GP %	25.8%	26.3%	25.5%
Direct Hire revenue (000’s)	$5,925	$6,382	$6,678
Placements	252	276	322
Average fee	$23,529	$23,143	$20,756
Billing days	62	64	62
Technology
Total Revenue (000's)	$306,315	$307,145	$317,274
GP %	26.3%	26.8%	26.1%
Flex revenue (000’s)	$303,566	$304,272	$314,019
Hours (000’s)	3,383	3,383	3,488
Flex GP %	25.7%	26.1%	25.3%
Direct Hire revenue (000’s)	$2,749	$2,873	$3,255
Placements	123	117	171
Average fee	$22,339	$24,633	$19,022
Finance and Accounting
Total Revenue (000's)	$25,703	$25,500	$26,508
GP %	37.2%	38.9%	37.5%
Flex revenue (000’s)	$22,527	$21,991	$23,085
Hours (000’s)	427	412	453
Flex GP %	28.3%	29.1%	28.2%
Direct Hire revenue (000’s)	$3,176	$3,509	$3,423
Placements	129	159	151
Average fee	$24,667	$22,050	$22,726

Kforce Inc.
Non-GAAP Financial Measures
(Unaudited)
In addition to our financial results presented in accordance with GAAP, Kforce may use certain non-GAAP financial measures, which we believe provide useful information to investors in evaluating our core operating performance. The following non-GAAP financial measures presented may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently. Our non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to amounts presented in accordance with GAAP. We view these non-GAAP financial measures as supplemental, which are not intended to be a substitute for, or superior to, the information provided by GAAP financial results. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided below.
Revenue Growth Rates
“Revenue growth rates,” a non-GAAP financial measure, is defined by Kforce as revenue growth after removing the impacts on reported revenues from the changes in the number of billing days. Management believes this data is particularly useful because it aids in evaluating revenue trends over time. The impact of billing days is calculated by dividing each comparative period’s reported revenues by the number of billing days for the respective period to arrive at a per billing day amount for each quarter. Growth rates are then calculated using the per billing day amounts as a percentage change compared to the respective period. Management calculates the number of billing days for each reporting period based on the number of holidays and business days in the quarter.

	Sequential Growth Rates (GAAP)
	2025				2024
	Q4	Q3	Q2	Q1	Q4
Technology Flex	(0.2)%	(1.2)%	1.8%	(3.7)%	(2.5)%
FA Flex	2.4%	6.9%	2.1%	(12.8)%	(2.7)%
Total Flex revenue	(0.1)%	(0.7)%	1.8%	(4.3)%	(2.5)%
	Sequential Growth Rates (Non-GAAP)
	2025				2024
	Q4	Q3	Q2	Q1	Q4
Billing Days	62	64	64	63	62
Technology Flex	3.0%	(1.2)%	0.2%	(5.2)%	0.6%
FA Flex	5.7%	6.9%	0.5%	(14.2)%	0.5%
Total Flex revenue	3.2%	(0.7)%	0.2%	(5.8)%	0.6%

	Year-Over-Year Growth Rates (GAAP)
	2025					2024
	YTD	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1
Technology Flex	(4.7)%	(3.3)%	(5.5)%	(5.0)%	(5.0)%	(6.4)%	(3.7)%	(3.6)%	(6.4)%	(11.4)%
FA Flex	(12.8)%	(2.4)%	(7.3)%	(16.8)%	(23.2)%	(23.5)%	(22.1)%	(20.7)%	(23.1)%	(27.2)%
Total Flex revenue	(5.3)%	(3.3)%	(5.7)%	(5.8)%	(6.4)%	(7.9)%	(5.2)%	(5.0)%	(7.8)%	(12.8)%
	Year-Over-Year Growth Rates (Non-GAAP)
	2025					2024
	YTD	Q4	Q3	Q2	Q1	YTD	Q4	Q3	Q2	Q1
Billing Days	253	62	64	64	63	254	62	64	64	64
Technology Flex	(4.4)%	(3.3)%	(5.5)%	(5.0)%	(3.5)%	(7.1)%	(5.2)%	(5.1)%	(6.4)%	(11.4)%
FA Flex	(12.5)%	(2.4)%	(7.3)%	(16.8)%	(22.0)%	(24.1)%	(23.3)%	(21.9)%	(23.1)%	(27.2)%
Total Flex revenue	(4.9)%	(3.3)%	(5.7)%	(5.8)%	(4.9)%	(8.6)%	(6.7)%	(6.5)%	(7.8)%	(12.8)%

Free Cash Flow
“Free Cash Flow,” a non-GAAP financial measure, is defined by Kforce as net cash provided by operating activities determined in accordance with GAAP, less capital expenditures. Management believes this provides an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and is useful information to investors as it provides a measure of the amount of cash generated from the business that can be used for strategic opportunities including investing in our business, repurchasing common stock, paying dividends or making acquisitions. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. Therefore, we believe it is important to view Free Cash Flow as a complement to, but not a replacement of, our Consolidated Statements of Cash Flows.
The following table presents Free Cash Flow:

	Year Ended December 31,
(in thousands)	2025	2024
Net cash provided by operating activities	$61,645	$86,874
Capital expenditures	(14,840)	(7,573)
Free cash flow	46,805	79,301
Change in debt	33,700	(8,900)
Repurchases of common stock	(50,886)	(41,938)
Cash dividends	(27,493)	(28,236)
Proceeds from company-owned life insurance	1,383	2,377
Premiums paid for company-owned life insurance	(686)	(2,368)
Other	(1,030)	(6)
Change in cash and cash equivalents	$1,793	$230
Adjusted Financial Performance Measures
The "Adjusted Financial Performance Measures" present non-GAAP financial information and should not be considered a measure of financial performance under generally accepted accounting principles. These measures are presented as an alternative method for assessing our operating results in a manner that is focused on the performance of our underlying operations. Each of these measures is intended to provide greater consistency, comparability and clarity of our results. Management uses this non-GAAP financial information to assess our core operating results and consequently, management believes it is similarly useful information to investors. During the year ended December 31, 2024, the Firm did not have any adjusted financial performance measures.

	Three Months Ended December 31, 2025
(in thousands, except per share amounts)	Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$80,329	$(3,433)	$76,896
SG&A as a percentage of revenue	24.2%	(1.0)%	23.2%
Income from operations	$8,556	$3,433	$11,989
Operating margin	2.6%	1.0%	3.6%
Reconciliation of Tax Impact and Profitability:
Income before income taxes	$7,776	$3,433	$11,209
Income tax expense	$2,613	$1,153	$3,766
Effective tax rate	33.6%	33.6%	33.6%
Net income	$5,163	$2,280	$7,443
Earnings per share – diluted	$0.30	$0.13	$0.43
(1) Adjustments include non-recurring operating expenses of $1.2 million related to organizational realignment activities and $2.2 million related to further streamlining our operating costs, including the write-off of previously capitalized software, and the related tax impacts.

	Year Ended December 31, 2025
(in thousands, except per share amounts)	Reported (GAAP)	Adjustments (1)	As Adjusted (Non-GAAP)
Reconciliation of SG&A and Operating Margin:
Selling, general and administrative expenses	$305,748	$(3,433)	$302,315
SG&A as a percentage of revenue	23.0%	(0.3)%	22.7%
Income from operations	$50,077	$3,433	$53,510
Operating margin	3.8%	0.2%	4.0%
Reconciliation of Tax Impact and Profitability:
Income before income taxes	$46,945	$3,433	$50,378
Income tax expense	$12,120	$1,153	$13,273
Effective tax rate	25.8%	33.6%	26.3%
Net income	$34,825	$2,280	$37,105
Earnings per share – diluted	$1.96	$0.13	$2.09
(1) Adjustments include non-recurring operating expenses of $1.2 million related to organizational realignment activities and $2.2 million related to further streamlining our operating costs, including the write-off of previously capitalized software, and the related tax impacts.
Adjusted EBITDA
“Adjusted EBITDA”, a non-GAAP financial measure, is defined by Kforce as net income before depreciation and amortization; stock-based compensation expense; interest expense, net; income tax expense; organizational realignment activities; and other. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Items excluded from Adjusted EBITDA are significant components in understanding and assessing our past and future financial performance, and this presentation should not be construed as an inference by us that our future results will be unaffected by those items excluded from Adjusted EBITDA. Adjusted EBITDA is a key measure used by management to assess our operations including our ability to generate cash flows and our ability to repay our debt obligations, and management believes it provides a good metric of our core profitability in comparing our performance to our competitors, as well as our performance over different time periods. Consequently, management believes it is useful information to investors. The measure should not be considered in isolation or as an alternative to net income, cash flows or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. Also, Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
The following tables present Adjusted EBITDA and includes a reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Net income	$5,163	$11,068	$11,061
Depreciation and amortization	1,323	1,371	1,491
Stock-based compensation expense	3,434	3,034	3,496
Interest expense, net	782	758	508
Income tax expense	2,613	3,176	4,009
Organizational realignment activities	1,200	—	—
Other (1)	2,233	—	—
Adjusted EBITDA	$16,748	$19,407	$20,565
(1) Other includes non-recurring expenses to further streamline our operating costs, including the write-off of previously capitalized software.

	Year Ended December 31,
(in thousands)	2025	2024
Net income	$34,825	$50,414
Depreciation and amortization	5,548	5,922
Stock-based compensation expense	13,742	14,044
Interest expense, net	3,122	2,097
Income tax expense	12,120	17,210
Organizational realignment activities	1,200	—
Other (1)	2,233	—
Adjusted EBITDA	$72,790	$89,687
(1) Other includes non-recurring expenses to further streamline our operating costs, including the write-off of previously capitalized software.